Exhibit 10.1

LOAN AGREEMENT

Between
CBTX, INC.		FROST BANK
9 Greenway Plaza, Suite 110		P.O. Box 1600
Houston, Texas 77046	and	San Antonio, Texas 78296

THIS LOAN AGREEMENT (this “Agreement”), dated as of December 13, 2017, will serve to set forth the terms of the financing transaction by and between CBTX, INC., a Texas corporation (“Borrower”), and FROST BANK, a Texas state bank (“Lender”).

RECITALS:

WHEREAS, Borrower has requested that Lender make a loan to Borrower in the original principal amount of THIRTY MILLION AND NO/100 DOLLARS  ($30,000,000.00) (the “Loan”), which evidenced by that certain Revolving Promissory Note dated of even date herewith (the “Note”), by Borrower and payable to the order of Lender; and

WHEREAS, Lender is willing to make the Loan to Borrower on the terms and subject to the conditions and covenants set forth herein.

NOW, THEREFORE, subject to all terms, conditions and covenants hereinafter set forth and in consideration of the premises and mutual covenants contained herein, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

1.1       Definitions. The terms defined in this Article I (except as otherwise expressly provided in this Agreement) for all purposes shall have the following meanings:

“Average Assets” means the average of the assets most recently reported by a bank to its regulatory authorities calculated in accordance with regulatory accounting principles consistently applied.

“Bank” means COMMUNITYBANK, OF TEXAS, N.A., a national banking association whose principal place of business is 5999 Delaware Street, Beaumont, Texas 77706, and all other banks and financial institutions whether chartered by the federal government or any state, which are acquired after the Closing Date by Borrower or its Subsidiaries with proceeds of the Loan evidenced by the Note.

“Business Day” means any week day on which Lender is open for transaction of its general banking business.

“Call Report” means the FFIEC Consolidated Reports of Condition and Income.

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“Closing Date” means the date this Agreement is executed by all parties hereto, which shall be the day and year first written above unless otherwise indicated. The closing shall take place at such place as the parties may mutually agree.

“EBITDA” means the Net Income before taxes, interest expense, depreciation, depletion, obsolescence and amortization of property (including goodwill and other intangibles), excluding extraordinary gains and extraordinary losses approved in writing by Lender, all determined in accordance with GAAP.

“Equity Capital” means the sum of (i) preferred stock; (ii) common stock; (iii) capital surplus; (iv) retained earnings; and (v) accumulated other comprehensive income, all as determined by regulatory accounting principles consistently applied.

“Event of Default” means any event specified in Section 6.1 of this Agreement, provided that any requirement in connection with such event for the giving of notice or lapse of time or any other condition has been satisfied.

“Fed Funds” means overnight borrowings between the Bank and other financial institutions maintaining funds at the Federal Reserve Banks.

“FHLB” means the Federal Home Loan Bank of Dallas.

“GAAP” means generally accepted accounting principles, applied on a consistent basis, as set forth in Opinions of the Accounting Principles Board of the American Institute of Certified Public Accountants and/or in statements of the Financial Accounting Standards Board and/or their respective successors and which are applicable in the circumstances as of the date in question. Accounting principles are applied on a “consistent basis” when the accounting principles observed in a current period are comparable in all material respects to those accounting principles applied in a preceding period.

“Highest Lawful Rate” means the maximum rate of nonusurious interest allowed from time to time by Law. In no event shall Chapter 346 of the Texas Finance Code (which regulates certain revolving loan accounts and revolving tri-party accounts) apply to this Loan. To the extent that Chapter 303 of the Texas Finance Code is applicable to this Loan, the “weekly ceiling” specified in such article is the applicable ceiling; provided, that, if any applicable Law permits greater interest, the Law permitting the greatest interest shall apply.

“Law” and “Laws” means all statutes, laws, ordinances, regulations, orders, writs, injunctions or decrees of the United States, any state or commonwealth, any municipality or Tribunal.

“Loan Documents” means this Agreement, the Note, the Security Instruments, and all instruments or documents executed and delivered pursuant to or in connection with the Loan, this Agreement and any future amendments hereto, and all renewals and extensions thereof.

“Net Income” means that amount of income remaining after deducting expenses (including provision for loan and lease losses) and payments of all taxes incurred on said income and after deducting securities transactions, all as calculated in accordance with GAAP.

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“Non-Performing Assets” means loans on nonaccrual, loans on which the interest rate has been reduced other than to reflect the then prevailing market interest rates, or reduced pursuant to their expressed terms, loans which have been past due for ninety (90) days or more (specifically excluding all performing bankruptcy mortgages) and one hundred percent (100%) of Other Real Estate.

“Obligations” means the outstanding principal amounts of the Loan and interest accrued thereon, and any and all other indebtedness, liabilities and obligations whatsoever of Borrower to Lender under the Note and/or the Security Instruments and all renewals, modifications and extensions thereof, plus interest accruing on any of the foregoing and all attorneys’ fees and costs incurred in the enforcement of any of the foregoing.

“Other Real Estate” means the real property owned by Bank as a result of foreclosure, deeds in lieu of foreclosure, or judicial process, or received as partial payment of a note, specifically excluding real estate occupied by Bank in the conduct of its ordinary course of business.

“Person” means any individual, firm, corporation, association, partnership, joint venture, trust or other entity, or Tribunal.

“Security Instruments” means any documents securing the Obligations, including, without limitation, that certain Pledge and Security Agreement dated of even date herewith, by and between Borrower and Lender, securing repayment of the Obligations.

“Standardized Total Risk-Weighted Assets” has the meaning ascribed to it in 12 C.F.R. § 3.2.

“Subsidiary” means any corporation or bank of which more than fifty percent (50%) of the issued and outstanding securities having ordinary voting power for the election of a majority of directors is owned or controlled, directly or indirectly, by Borrower, by Borrower with one or more Subsidiaries, or by just one or more Subsidiaries.

“Tax” and “Taxes” means all taxes, assessments, fees, or other charges from time to time or at any time imposed by any Laws or by any Tribunal.

“Texas Ratio” means the ratio of Non-Performing Assets to Equity Capital plus reserves for loan losses.

“Total Assets” means the Bank’s total assets (as reported on line item 12, section RCON2170 in Schedule RC of the Bank’s Call Report).

“Total Capital” has the meaning ascribed to it in 12 C.F.R. § 3.2.

“Total Capital Ratio” means the ratio of the Bank’s (i) Total Capital (as reported in its Call Report under Schedule RC-R, section RCOA3792); to (ii) Standardized Total Risk-Weighted Assets (as reported in its Call Report under Schedule RC-R, section RCOAA223).

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“Tribunal” means any state, commonwealth, federal, foreign, territorial, regulatory, or other court or governmental department, commission, board, bureau, agency or instrumentality.

1.2       Other Definitional Provisions. All definitions contained in this Agreement are equally applicable to the singular and plural forms of the terms defined. The words “hereof,”  “herein,” and “hereunder” and words of similar import referring to this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless otherwise specified, all Article and Section references pertain to this Agreement. All accounting terms not specifically defined herein shall be construed in accordance with GAAP.

ARTICLE II

LOAN, SECURITY AND CONDITIONS PRECEDENT

2.1       The Loan. Subject to the terms and conditions of this Agreement, Lender agrees to make the Loan to Borrower which shall be for the purpose of (i) financing acquisitions; and (ii) other general corporate purposes, including capital augmentation. The Loan shall be structured as a revolving line of credit for a period of twelve (12) months, beginning on the Closing Date; thereafter Borrower shall not be permitted to make further draws on the Loan and the outstanding balance shall amortize over a period of sixty (60) months.

2.2       The Note. The obligation of Borrower to pay the Loan shall be evidenced by the Note executed by Borrower and payable to the order of Lender, in the original principal amount of $30,000,000.00 bearing interest at the variable rate set forth in the Note. The Borrower shall pay principal and interest in accordance with the terms of the Note, with the maturity date being as set forth in the Note.

2.3       Security for the Loan. Any and all property which may hereafter be delivered to secure the Obligations shall be referred to herein as “Collateral.” The Loan shall be secured by the Collateral described in the Security Instruments, including, inter alia, one hundred percent (100%) of the issued and outstanding shares of capital stock of the Bank.

2.4       Conditions Precedent to Closing. The obligation of Lender to make the Loan shall be subject to the following conditions:

(a)        Loan Documents.  The Note and the other Loan Documents shall be duly executed by Borrower.

(b)        Resolutions. Lender shall have received corporate resolutions of the Board of Directors of Borrower, certified by the Secretary or Assistant Secretary of Borrower, which resolutions authorize the execution, delivery and performance by Borrower of this Agreement and the other Loan Documents. Included in said resolutions or by separate document, the Lender shall receive a certificate of incumbency certified by the Secretary or Assistant Secretary of Borrower certifying the names of each officer authorized to execute this Agreement and the other Loan Documents on behalf of Borrower, together with specimen signatures of such officers.

(c)        Certificate of Formation. Lender shall have received Borrower’s Certificate of Formation, and all amendments thereto (as amended, the “Certificate of

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Formation”), certified to be true and correct by the Secretary of Borrower, and the Articles of Association, and all amendments thereto, of the Bank.

(d)        Bylaws. Lender shall have received Borrower’s Bylaws, and all amendments thereto (as amended, the “Bylaws”), certified to be true and correct by the Secretary of Borrower, and the Bylaws, and all amendments thereto, of the Bank.

(e)        Government Certificates. Lender shall have received Certificates of Account Status and Existence for Borrower and the Bank, issued by the appropriate government authorities.

(f)        Payoff of Indebtedness. Borrower shall have paid all amounts of principal and accrued and unpaid interest, and any other amounts owing, on that certain loan from Lender evidenced by Promissory Note number 9001 in the original principal amount of $31,000,000.00.

(g)        Financial Statements. Borrower and its Subsidiaries shall have each delivered to Lender such financial statements as shall have been requested by Lender, in form and substance satisfactory to Lender, in its sole discretion.

(h)        Fees. Borrower shall pay a $15,000.00 loan origination fee to Lender plus all fees incurred by Lender in connection with the Loan, including without limitation, Lender’s attorneys’ fees.

(i)         Additional Papers. Borrower shall have delivered to Lender such other documents, records, instruments, papers, opinions, and reports, as shall have been requested by Lender, to evidence the status or organization or authority of Borrower or to evidence or secure payment of the Obligations, all in form satisfactory to Lender and its counsel.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

To induce Lender to enter into this Agreement and upon which Lender has relied in entering into this Agreement and consummating the transactions herein described, Borrower represents and warrants to Lender as follows:

3.1       Organization of Borrower. Borrower is a corporation duly organized, validly existing, and in good standing under the laws of the State of Texas. Borrower is duly authorized, qualified under all applicable Laws to conduct its businesses as presently conducted. Borrower has full power, capacity, authority and legal right to conduct the businesses in which it does now, and propose to, engage; and Borrower has full power, capacity, authority and legal right to execute and deliver and to perform and observe the provisions of this Agreement, and the other Loan Documents, to which it is a party, all of which have been duly authorized and approved by all necessary corporate action of Borrower.

3.2       Litigation. No action, suit or proceeding against or affecting Borrower or any Subsidiary is known to be pending, or to the knowledge of Borrower threatened, in any court or before any governmental agency or department, which, if adversely determined, could result in a final judgment or liability of a material amount not fully covered by insurance, or which may

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result in any material adverse change in the business, or in the condition, financial or otherwise, of Borrower or any Subsidiary.  There are no outstanding judgments against Borrower or any Subsidiary.

3.3       Compliance With Other Instruments. To the knowledge of Borrower, (i) there is no default in the performance of any material obligation, covenant, or condition contained in any agreement to which Borrower is a party which has not been waived in writing to which such obligation, covenant or condition is owed; (ii) neither Borrower nor any Subsidiary is in material default with respect to any Law of any Tribunal; and (iii) the execution, delivery and performance of this Agreement, the Note and the other Loan Documents by Borrower will not violate the provisions of any Law applicable to Borrower, Borrower’s Certificate of Formation or Bylaws, or any order or regulation of any governmental authority to which the Borrower is subject will not conflict with or result in a material breach of any of the terms of any agreement or instrument to which Borrower is a party or by which Borrower is bound, or constitute a default thereunder, or result in the creation of a lien, charge, or encumbrance of any nature upon any of Borrower’s properties or assets.

3.4       No Default. No Event of Default specified in ARTICLE VI has occurred and is continuing.

3.5       Corporate Authorization. Borrower’s Board of Directors has duly authorized the execution and delivery of this Agreement and the other Loan Documents to which it is a party and the performance of their respective terms and no consent of the stockholders of Borrower or any other Person is a prerequisite thereto or if a prerequisite thereto, the same has been duly obtained. This Agreement and all other Loan Documents are valid, binding, and enforceable obligations of Borrower in accordance with their respective terms.

3.6       Disclosure. Neither this Agreement nor any other document, certificate, Loan Document or statement furnished to Lender by or on behalf of Borrower in connection herewith is known to contain any untrue statement of a material fact or, to the knowledge of Borrower, omits to state a material fact necessary in order to make the statements contained herein and therein not misleading.

3.7       Federal Reserve Board Regulations. Borrower is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation G, T, U, or X of the Board of Governors of the Federal Reserve System) and no part of the proceeds of the Loan will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock except as otherwise disclosed in writing to Lender. Neither Borrower nor any agent acting on its behalf has taken or will take any action which might cause Borrower’s execution of this Agreement to violate any regulation of the Board of Governors of the Federal Reserve System or to violate the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

3.8       Stock and Stock Agreements. Neither Borrower nor any Subsidiary has any class or series of capital stock issued and outstanding other than common stock. Further, Borrower has furnished to Lender copies of all buy-sell agreements, stock redemption

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agreements, voting trust agreements and all other agreements and contracts involving the stock of Borrower and/or each of its Subsidiaries to which Borrower or any Subsidiary is a party and there are not now any agreements or terms of any agreements to which Borrower or any Subsidiary is a party which alter, impair, affect or abrogate the rights of Lender or the Obligations of Borrower under this Agreement or any other Loan Document.

3.9       Financial Statements. The consolidated financial statements of Borrower, dated as of December 31, 2016, and furnished to Lender, were prepared in accordance with regulatory accounting principles or GAAP, as indicated upon such statements, and such statements fairly present, as appropriate, the consolidated financial conditions and the results of operations of Borrower as of, and for the portion of the fiscal year ending on, the date or dates thereof. There were no material adverse events or liabilities, direct or indirect, fixed or contingent, of Borrower as of the date or dates of such financial statements and known to Borrower, which are not reflected therein or in the notes thereto. Except for transactions directly related to, or specifically contemplated by, the Loan Documents and transactions heretofore disclosed in writing to Lender, there have been no material adverse changes in the respective financial conditions of Borrower and/or its Subsidiaries from those shown in such financial statements between such date or dates and the date hereof.

3.10     Taxes. All federal, state, foreign, and other Tax returns of Borrower and each Subsidiary required to be filed have been filed, and all federal, state, foreign, and Taxes are shown thereon as owing have been paid. Borrower does not know of any pending audit or investigation of Borrower and/or any Subsidiary with any taxing authority.

3.11     Title to Assets. Borrower owns one hundred percent (100%) of the issued and outstanding capital stock of the Bank, free of any lien or claim or any right or option on the part of any third person to purchase or otherwise acquire such assets or any part thereof. Borrower shall not grant any lien or claim on its assets to a third party without the prior written consent of Lender.

3.12     Use of Loan Proceeds.  All Loan proceeds or funds furnished by Lender to Borrower pursuant to this Agreement shall be used solely for the purpose specified in ARTICLE II of this Agreement.

ARTICLE IV

AFFIRMATIVE COVENANTS

While any part of the Obligations remains unpaid and unless otherwise waived in writing by Lender, Borrower covenants as follows:

4.1       Accounts, Reports and Other Information. Borrower shall, and shall cause each Subsidiary to, maintain a standard system of accounting in accordance with regulatory accounting principles or GAAP, as applicable, and Borrower shall furnish to Lender the following:

(a)        Quarterly Information. As soon as available, but no more than sixty (60) days after the end of each fiscal quarter, (i) internally prepared interim financial statements for

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the immediately preceding fiscal quarter, including copies of Borrower’s FR Y-9C and FR Y9LP submitted to the Board of Governors of the Federal Reserve System; (ii) a certificate delivered by an executive officer of Borrower to Lender setting forth the information required to establish whether Borrower and its Subsidiaries were in compliance with the financial covenants and ratios set forth in ARTICLES IV and V hereof during the period covered and that signer or signers have reviewed the relevant terms in this Agreement and have made, or caused to be made under their supervision, a review of the transactions of Borrower from the beginning of the accounting period covered by the financial statements being delivered therewith to the date of the certificate and that such review has not disclosed any Event of Default, or material violation or breach in the due observance of any covenant, agreement or provision of this Agreement; and (iii) such other information as Lender shall reasonably request.

(b)        Annual Information. As soon as available, but no more than one hundred twenty (120) days after the end of each fiscal year (i) an opinion by an independent certified public accountant selected by Borrower, which opinion shall state that said consolidated financial statements included therein have been prepared in accordance with GAAP and that such accountant’s audit of such financial statements has been made in accordance with generally accepted auditing standards and that said financial statements present fairly the consolidated financial condition of Borrower and the results of its operations; and (ii) such other information as Lender may reasonably request.

(c)        Other Reports and Information. As soon as available, copies of all other financial and other statements, reports, correspondence, notices and information of Borrower and each Subsidiary as may be requested, in form and substance reasonably satisfactory to Lender. Borrower shall add Lender to its shareholder mailing list which will allow it to receive copies of correspondence with its shareholders, including, but not limited to, all of Borrower’s annual reports.

4.2       Existence. Borrower shall, and shall cause each of its Subsidiaries to, maintain their respective existence as they presently exist, and all of their respective privileges, franchises, agreements, qualifications and rights that are necessary or desirable in the ordinary course of business; and Borrower shall, and shall cause each of its Subsidiaries to, maintain and preserve their respective good standing with all Tribunals.

4.3       Observance of Terms. Borrower shall (i) pay the principal and interest on the Loan in accordance with the terms of the Note and the other Loan Documents; and (ii) observe, perform, and comply with every covenant, term and condition herein expressed or implied on the part of Borrower to be observed, performed or complied with.

4.4       Compliance With Applicable Laws. Borrower shall, and shall cause each Subsidiary to, comply in all material respects with all applicable Laws of any Tribunal.

4.5       Inspection. Upon prior reasonable notice and at the convenience of the Borrower, the Borrower shall, and shall cause each Subsidiary to, permit an officer in the Correspondent Banking Department of Lender to visit, review and/or inspect any of its properties and assets at any reasonable time and to examine all books of account, records, reports, examinations and other papers (subject to applicable confidentiality requirements), to make copies therefrom at the

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expense of Borrower, and to discuss the affairs, finances and accounts of Borrower and each Subsidiary with their respective employees and officers at all such reasonable times and as often as may be reasonably requested.

4.6       Change. Borrower shall promptly notify Lender of (i) all litigation affecting Borrower or any Subsidiary which is not (in the reasonable judgment of Borrower) adequately covered by insurance and which could have a material adverse effect on the financial condition or operations of the Borrower; and (ii) any other matter which could have a material adverse effect on the financial condition or operations of Borrower or any Subsidiary.

4.7       Payment of Taxes. Borrower shall, and shall cause each of its Subsidiaries to, pay all lawful Taxes imposed upon them or upon their income or profits or upon any of their property before the same shall be delinquent; provided, however, that neither Borrower nor any Subsidiary shall be required to pay and discharge any such Taxes (i) so long as the validity thereof shall be contested in good faith by appropriate proceedings diligently pursued and such liable party shall set aside on its books adequate reserves with respect thereto and shall pay any such Taxes before any of its property shall be sold to satisfy any lien which has attached as a security therefor; and (ii) if Lender has been notified of such proceedings.

4.8       Insurance. Borrower shall, and shall cause each Subsidiary to, keep all property of a character usually insured by Persons engaged in the same or similar businesses, adequately insured by financially sound and reputable insurers, and shall furnish Lender evidence of such insurance immediately upon request in form satisfactory to Lender.

4.9       Compliance with ERISA. Borrower shall, and shall cause each Subsidiary to, comply, as applicable, in all material respects, with the provisions of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and furnish to Lender, upon Lender's request, such information concerning any plan of Borrower or any Subsidiary subject to ERISA as may be reasonably requested. Borrower shall for itself, and on behalf of each Subsidiary, notify Lender immediately of any fact or action arising in connection with any plan which might constitute grounds for the termination thereof by the Pension Benefit Guaranty Corporation or for the appointment by the appropriate United States district court of a trustee or administrator for such plan.

4.10     Financial Condition. Subject to the provisions of ARTICLE V hereof, Borrower shall cause each of its Subsidiaries to maintain the ratios of loans to deposits, loan loss reserves and liquidity at percentages acceptable to all Tribunals having jurisdiction over such Subsidiaries.

4.11     Maintenance of Priority of Liens. Borrower shall, and shall cause each Subsidiary to, perform such acts and shall duly authorize, execute, acknowledge, deliver, file, and record such additional assignments, security agreements, and other agreements, documents, instruments, and certificates as Lender may deem reasonably necessary or appropriate in order to perfect and maintain any and all security interests created in favor of Lender in the Security Instruments.

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4.12     FDIC Insurance. Borrower shall cause each Subsidiary to maintain federal deposit insurance and to be a member of the Federal Deposit Insurance Corporation.

4.13     Notices. Borrower shall, and shall cause each Subsidiary to, promptly notify Lender of (i) the occurrence of an Event of Default, or of any event that with notice or lapse of time or both would or in the reasonable  judgment of Borrower could, cause or result in an Event of Default; (ii) the commencement of any action, suit, or proceeding against Borrower or any Subsidiary that might in the reasonable judgment of Borrower have a material adverse effect on the business, financial condition, or operations of Borrower or any Subsidiary; and (iii) any other matter that might in the reasonable judgment of Borrower have a material adverse effect on the business, financial condition, or operations of Borrower or any Subsidiary.

ARTICLE V

NEGATIVE COVENANTS

While any part of the Obligations remains unpaid and unless waived in writing by Lender:

5.1       Tangible Net Worth. Borrower shall maintain a Tangible Net Worth of not less than $240,000,000.00, to be tested on a quarterly basis, as of the end of each fiscal quarter. For purposes of this covenant, “Tangible Net Worth” means (i) total assets; (ii) less intangible assets; (iii) less total liabilities; (iv) plus subordinated debt.

5.2       Debt Service Coverage Ratio.  Borrower shall maintain a ratio of Cash Flow to Debt Service of not less than 1.25 to 1.00, to be tested on a quarterly basis, as of the end of each fiscal quarter, and shall measure the immediately preceding four (4) fiscal quarters (each a “Measurement Period”). For purposes of this covenant, “Cash Flow” means (i) Net Income; (ii) plus depreciation; (iii) plus amortization; (iv) plus interest expense; and “Debt Service” means interest expense plus scheduled principal payments corresponding to the Measurement Period.

5.3       Texas Ratio. Borrower shall not permit the Texas Ratio of the Bank to at any time exceed fifteen percent (15.00%), to be calculated on a quarterly basis, at the end of each fiscal quarter.

5.4       Total Capital Ratio. Borrower shall not permit the Total Capital Ratio of the Bank to at any time be less than twelve percent (12.00%), to be calculated on a quarterly basis, at the end of each fiscal quarter.

5.5       Reserved.

5.6       Dividends. Upon the occurrence and during the continuation of an Event of Default the Borrower shall not declare or pay any dividends, make any payment on account of any class of the capital stock of Borrower now or hereafter outstanding, or make any distribution of cash or property to holders of any shares of such stock.

5.7       Business. Borrower and each Subsidiary shall not engage, directly or indirectly, in any business other than the businesses permitted by statute and the regulations of the appropriate governmental and regulatory agencies or Tribunals.

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5.8       Negative Pledge, Disposition of Assets. Borrower shall not pledge, assign, or otherwise transfer any capital stock of Bank or any other Subsidiary, or any interest therein, to any other Person without the prior written consent of the Lender. Borrower shall not, nor shall Borrower permit any Subsidiary to, sell, lease, pledge, or otherwise dispose of their assets or investments, except in the ordinary course of business and for full and fair consideration.

5.9       Limitation on Debt. Without the prior written consent of Lender, Borrower shall not, and shall not allow any Subsidiary to, do any of the following:

(a)        create, incur, assume, become liable in any manner in respect of, or suffer to exist, any additional indebtedness after the Closing Date in excess of $2,000,000.00, in the aggregate, not including the indebtedness evidenced by the Loan Documents;

(b)        except as otherwise prohibited hereunder and under the other Loan Documents, debt secured by a purchase money security interest;

(c)        incur any indebtedness consisting of Fed Funds purchased, repurchase agreements, Federal Reserve borrowings or FHLB advances, in the aggregate, in excess of fifteen percent (15%) of Total Assets; or

(d)        incur indebtedness under any floating rate cumulative trust preferred securities in excess of $6,400,000 in the aggregate.

5.10     Prepayment of Debt. Borrower shall not, and shall not permit its Subsidiaries to, prepay any indebtedness, other than the debt created under this Agreement, or incurred in the ordinary course of business before the same becomes due.

5.11     Acquisitions, Mergers, and Dissolutions. Borrower shall not, and Borrower shall not permit any Subsidiary to, directly or indirectly, acquire all or any substantial portion of the property, assets, or stock of, or interest in, any Person, or merge or consolidate with any Person, or dissolve or liquidate except in the ordinary course of business without notifying Lender within thirty (30) days before the closing.

5.12     Issuance of Stock. No Subsidiary shall authorize or issue shares of capital stock of any class, common or preferred, or any warrant, right or option pertaining to its capital stock or issue any security convertible into capital stock, except for any issued to Borrower by any Subsidiary.

ARTICLE VI

DEFAULT

6.1       Events of Default.  Each of the following shall be deemed an “Event of Default”:

(a)        Failure by Borrower to pay or perform any part or component of the Obligations, when due or declared due;

(b)        Any representation or warranty made or deemed made by Borrower or any other Person in any Loan Documents, or in any certificate or financial or other statement

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furnished at any time to Lender by or on behalf of Borrower shall be false, misleading or erroneous in any material respect as of the date made, deemed made, or furnished;

(c)        Failure to (i) observe, perform or comply with any of the covenants, terms, or agreements contained in Sections 4.1(a), 4.1(b), 4.2, 4.3(i), 4.4, 4.5, 4.6, 4.7, 4.8, 4.10, 4.12, 4.13, 4.14 or Article V of this Agreement or (ii) observe, perform or comply with any of the other covenants, terms or agreements contained in this Agreement or any other Loan Document and such failure shall remain unremedied for a period of thirty (30) days after the occurrence thereof;

(d)        Failure by Borrower or any Subsidiary to pay any of its material indebtedness as the same becomes due or within any applicable grace period (other than indebtedness being actively contested in good faith and for which adequate reserves have been established in accordance with generally accepted accounting principles);

(e)        Borrower or any Subsidiary shall file a petition for bankruptcy, liquidation or any answer seeking reorganization, rearrangement, readjustment of its debts or for any other relief under any applicable bankruptcy, insolvency, or similar act or law, now or hereafter existing, or any action consenting to, approving of, or acquiescing in, any such petition or proceeding; or the appointment by consent or acquiescence of, a receiver, trustee, liquidator, or custodian for all or a substantial part of its property; or the making of an assignment for the benefit of creditors; or the inability to pay its debts as they mature; or take any corporate action to authorize any of the foregoing;

(f)        Filing of an involuntary petition against Borrower or any Subsidiary seeking reorganization, rearrangement, readjustment or liquidation of its debts or for any other relief under any applicable bankruptcy, insolvency or other similar act or law, now or hereafter existing, or the involuntary appointment of a receiver, trustee, liquidator or custodian of all or a substantial part of its property, and such involuntary proceeding or appointment remains unvacated, undismissed or unstayed for a period of ninety (90) days; or the issuance of a writ of attachment, execution, sequestration or similar process against any part of its property and same remains unbonded, undischarged, or undismissed for a period of thirty (30) days from the date of notice; or

(g)        Final judgment for the payment of money shall be rendered against Borrower or any Subsidiary and the same shall remain undischarged for a period during which execution shall not be effectively stayed;

(h)        A change in control (as such or similar term is used in the Financial Institutions Regulatory and Interest Rate Control Act) of any Subsidiary shall occur, or action to change such control shall be commenced, without the prior written consent of Lender;

(i)         This Agreement or any other Loan Document shall be declared null and void or the validity or enforceability thereof shall be contested or challenged by Borrower or any Subsidiary or Borrower shall deny that it has any further liability or obligation under any of the Loan Documents;

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(j)         Receipt by any Subsidiary of a notice from the Federal Deposit Insurance Corporation of intent to terminate status as an insured bank;

(k)        The filing by any Subsidiary of an application for relief pursuant to section 13(c) of 13(i) of the Federal Deposit Insurance Act, as amended, or similar relief from any Tribunal;

(l)         The filing by any Subsidiary of an application for capital forbearance from any Tribunal; or

(m)       The filing or notice from any Tribunal of regulatory enforcement action (including, without limitation, a cease and desist order, written agreement, memorandum of understanding or board resolution) against the Borrower or any Subsidiary.

6.2       Remedies Upon Default. Upon the occurrence of any Event of Default set forth in Section 6.1, at the option of Lender, the obligation of Lender to extend credit to Borrower pursuant hereto shall immediately terminate and the principal of and interest accrued on the Note if not earlier demanded, shall be immediately and automatically forthwith DEMANDED and due and payable without any notice or demand of any kind, and the same shall be due and payable immediately without any notice, presentment, acceleration, demand, protest, notice of acceleration, notice of intent to accelerate, notice of intent to demand, notice of protest or notice of any kind (except notice required by law which has not been waived herein), all of which are hereby waived. Upon the occurrence of any Event of Default, Lender may exercise all rights and remedies available to it in law or in equity, under any Loan Document or otherwise.

ARTICLE VII

MISCELLANEOUS

7.1       Notices.  Unless otherwise provided herein, all notices, requests, consents and demands shall be in writing and delivered in person or mailed, postage prepaid, certified mail, return receipt requested, addressed as follows:

If intended for Borrower or any Subsidiary, to:

CBTX, Inc.

9 Greenway Plaza, Suite 110

Houston, Texas 77046

Attn: Robert R. Franklin, Jr.

If intended for Lender, to:

Frost Bank

P.O. Box 1600

San Antonio, Texas 78296

Attn: Travis Baughman

or to such other person or address as either party shall designate to the other from time to time in writing forwarded in like manner. All such notices, requests, consents and demands shall be

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deemed to have been given or made when delivered in person, or if mailed, when deposited in the mail.

7.2       Place of Payment. All sums payable hereunder to Lender shall be paid at Lender’s banking office at P.O. Box 1600, San Antonio, Texas 78296. If any payment falls due on other than a Business Day, then such due date shall be extended to the next succeeding Business Day, and such amount shall be payable in respect to such extension.

7.3       Survival of Agreement. All covenants, agreements, representations and warranties made in this Agreement shall survive the execution and delivery of this Agreement in the making of the Loan. All statements contained in any certificate or other instrument delivered by Borrower hereunder shall be deemed to constitute representations and warranties made by Borrower.

7.4       No Waiver. No waiver or consent by Lender with respect to any act or omission of Borrower or any Subsidiary on one occasion shall constitute a waiver or consent with respect to any other act or omission by Borrower or any Subsidiary on the same or any other occasion, and no failure on the part of Lender to exercise and no delay in exercising any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by Lender of any right hereunder preclude any other or further right of exercise thereof or the exercise of any other right. The rights and remedies provided for in this Agreement and the other Loan Documents are cumulative and not exclusive of any rights and remedies provided by Law.

7.5       Accounting Terms. All accounting and financial terms used herein, and the compliance with each covenant herein which relates to financial matters, shall be determined in accordance with regulatory accounting principles or GAAP.

7.6       Lender Not In Control. None of the covenants or other provisions contained in the Agreement shall, or shall be deemed to, give Lender the right or power to exercise control over the affairs and/or management of Borrower or any Subsidiary, the power of Lender being limited to those rights generally given to Lenders; provided that, if Lender becomes the owner of any stock or other equity interest in Borrower or any Subsidiary whether through foreclosure or otherwise, Lender shall be entitled to exercise such legal rights as it may have by being an owner of such stock, or other equity interest in Borrower or any Subsidiary.

7.7       Joint Venture, Partnership, Etc. None of the covenants or other provisions contained in this Agreement shall, or shall be deemed to, constitute or create a joint venture, partnership or any other association, affiliation, or entity between Borrower or any Subsidiary and Lender.

7.8       Successors and Assigns. All covenants and agreements contained in this Agreement and all other Loan Documents shall bind and inure to the benefit of the respective successors and assigns of the parties hereto, except that neither Borrower nor any Subsidiary may assign its rights herein, in whole or in part.

7.9       Expenses. Borrower agrees to reimburse Lender for its out-of-pocket expenses, including reasonable attorneys' fees, in connection with the negotiation, preparation,

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administration and enforcement of this Agreement or any of the Loan Documents, making the Loan hereunder, and in connection with amendments, consents and waivers hereunder.

7.10     Governing Law. THIS AGREEMENT, THE NOTE, AND ALL OTHER LOAN DOCUMENTS SHALL BE DEEMED CONTRACTS UNDER THE LAWS OF THE STATE OF TEXAS AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF TEXAS, EXCEPT TO THE EXTENT THAT FEDERAL LAWS MAY APPLY. THIS AGREEMENT, THE NOTE AND THE OTHER LOAN DOCUMENTS SHALL BE DEEMED TO HAVE BEEN MADE AND TO BE PERFORMED IN SAN ANTONIO, BEXAR COUNTY, TEXAS.

7.11     Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future Laws effective during the term of this Agreement, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid and unenforceable provision had never comprised a part of this Agreement; and remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement.

7.12     Modification or Waiver. No modification or waiver of any provision of this Agreement, the Note, or any Loan Documents shall be effective unless such modification or waiver shall be in writing and executed by a duly authorized officer of Lender.

7.13     Right of Setoff. Nothing in this Agreement shall be deemed a waiver of Lender’s right of Lender’s banker’s lien or setoff.

7.14     Release. Lender will not be liable to Borrower for any claim arising from or relating to any of the Loan Documents or any transactions contemplated thereby except upon proof of Lender's gross negligence or willful misconduct or willful breach of its agreements.

7.15     Waiver of DTPA. Neither the Borrower nor its Subsidiary is in a significantly disparate bargaining position and they have both been represented by legal counsel in this transaction. The Borrower and its Subsidiaries hereby waive the applicability of the Texas Deceptive Trade Practices Act (other than Section 17.555) to the transaction and any and all rights or remedies that may be available to the Borrower or any Subsidiary in connection with this transaction.

7.16     Counterparts, Faxes. This Agreement may be executed simultaneously in multiple counterparts, all of which together shall constitute one and the same instrument. If any Loan Document is transmitted by facsimile machine (“fax”), it shall be treated for all purposes as an original document. Additionally, the signature of any party on this document transmitted by way of fax shall be considered for all purposes as an original document and shall have the same binding effect as an original document.

7.17     Headings. The headings, captions, and arrangements used in this Agreement are for convenience only and shall not affect the interpretation of this Agreement.

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7.18     Maximum Interest Rate. No provision of this Agreement or of the Note shall require the payment or the collection of interest in excess of the Highest Lawful Rate. If any excess of interest in such respect is hereby provided for, or shall be adjudicated to be so provided, in the Note or otherwise in connection with this loan transaction, the provisions of this Section 7.18 shall govern and prevail and Borrower shall not be obligated to pay the excess amount of such interest or any other excess sum paid for use, forbearance, or detention of sums loaned pursuant hereto. In the event Lender ever receives, collects, or applies as interest any such sum, such amount which would be in excess of the Highest Lawful Rate shall be applied as a payment and reduction of the principal of the Loan evidenced by the Note; and, if the principal of the Note has been paid in full, any remaining excess shall forthwith be paid to Borrower.

7.19     Assignment, Participation, or Pledge by Lender. Lender may from time to time, without notice to Borrower (i) pledge or encumber or assign to any one or more Persons (including, but not limited to, one or more of Lender’s affiliates, subsidiaries, or subsidiaries of Lender’s affiliates) all of Lender’s right, title and interest in and to this Agreement, the Loan Documents and/or collateral, if any, securing the Loan; or (ii) sell, to any one or more Persons, a participation or joint venture interest in all or any part of Lender’s right, title, and interest in and to this Agreement, the Loan Documents and/or such collateral, if any; and Borrower hereby expressly consents to any such future transaction. Each participant or joint venturer shall be entitled to receive all information regarding the creditworthiness of Borrower, including, without limitation, all information required to be disclosed to a participant or joint venturer pursuant to any Law of any Tribunal.

7.20     Patriot Act. All capitalized words and phrases and all defined terms used in the USA Patriot Act of 2001, 107 Public Law 56 (October 26, 2001) (the “Patriot Act”) and in other statutes and all orders, rules and regulations of the United States government and its various executive department, agencies and offices related to the subject matter of the Patriot Act, including, but not limited to, Executive Order 13224 effective September 24, 2001, are hereinafter collectively referred to as the “Patriot Rules” and are incorporated into this Agreement. Borrower represents and warrants to Lender that neither it nor any of its principals, shareholders, members, partners, or affiliates, as applicable, is a person named as a Specially Designated National and Blocked Person (as defined in Presidential Executive Order 13224) and that it is not acting, directly or indirectly, for or on behalf of any such person. Borrower further represents and warrants to Lender that Borrower and its principals, shareholders, members, partners, or affiliates, as applicable, are not, directly or indirectly, engaged in, nor facilitating, the transactions contemplated by this Agreement on behalf of any person named as a Specially Designated National and Blocked Person. Borrower hereby agrees to defend, indemnify and hold harmless Lender from and against any and all claims, damages, losses, risks, liabilities, and expenses (including reasonable attorneys' fees and costs) arising from or related to any breach of the foregoing representations and warranties

7.21     ENTIRE AGREEMENT. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS CONSTITUTE THE ENTIRE AGREEMENT, UNDERSTANDING, REPRESENTATIONS AND WARRANTIES OF THE PARTIES HERETO AND SUPERSEDE ALL PRIOR AGREEMENTS, ARRANGEMENTS AND UNDERSTANDINGS BETWEEN THE PARTIES. THERE ARE NO ORAL AGREEMENTS BETWEEN THE PARTIES. SHOULD A CONFLICT IN ANY TERMS, CONDITIONS OR COVENANTS

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EXIST BETWEEN THIS AGREEMENT AND ANY OF THE LOAN DOCUMENTS, THIS AGREEMENT SHALL BE CONTROLLING.

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IN WITNESS HEREOF, Borrower and Lender, by and through their duly authorized officers, have caused this Agreement to be executed the day and year first above written.

BORROWER:	LENDER:

CBTX, INC., a Texas corporation	FROST BANK, a Texas state bank

By:	/s/Robert R. Franklin, Jr.	By:	/s/ Travis Baughman
	Robert R. Franklin, Jr., Chairman,		Travis Baughman
	President and Chief Executive Officer		Senior Vice President Correspondent Banking

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